Exhibit 99.1

BTCS Inc. Acquires 1,000 ETH, Expanding Ethereum Holdings to 14,600 ETH

Silver Spring, MD – (Newsfile Corp. – June 20, 2025) – BTCS Inc. (Nasdaq: BTCS)  (“BTCS” or the “Company”), a blockchain technology-focused company short for Blockchain Technology Consensus Solutions, today announced the acquisition of 1,000 Ether (“ETH”) for approximately $2.5 million through borrowing on AAVE, the leading decentralized lending (“DeFi”) protocol. The purchases were made at an average price of $2,528 per ETH. As a result of using AAVE, there was no shareholder dilution, and the net cost of capital at the time of initiation was approximately 2.78% per year.

As of June 20, 2025, BTCS holds approximately 14,600 ETH, up from 9,063 ETH at the end of Q1 2025—an increase of approximately 61%.

“Our approach has always been slow, steady, and strategic—because that’s what wins the race,” said Charles Allen, CEO of BTCS Inc. “There’s a reason we’re the oldest publicly traded crypto company in the world. Over the past decade, we’ve witnessed a graveyard of failed crypto and blockchain companies. Our longevity is no accident—it’s the result of disciplined execution, foresight, and an unwavering commitment to building long-term value for our shareholders.”

The newly acquired ETH will be strategically utilized to support the expansion of BTCS’ NodeOps business by increasing its staking operations.

About BTCS:

BTCS Inc. (Nasdaq: BTCS) is a U.S.-based blockchain infrastructure technology company currently focused on driving scalable revenue growth through its blockchain infrastructure operations. BTCS has honed its expertise in blockchain network operations, particularly in block building and validator node management. Its branded block-building operation, Builder+, leverages advanced algorithms to optimize block construction for on-chain validation, thus maximizing gas fee revenues. BTCS also supports other blockchain networks by operating validator nodes and staking its crypto assets across multiple proof-of-stake networks, allowing crypto holders to delegate assets to BTCS-managed nodes. In addition, the Company has developed ChainQ, an AI-powered blockchain data analytics platform, which enhances user access and engagement within the blockchain ecosystem. Committed to innovation and adaptability, BTCS is strategically positioned to expand its blockchain operations and infrastructure beyond Ethereum as the ecosystem evolves. Explore how BTCS is revolutionizing blockchain infrastructure in the public markets by visiting www.btcs.com.

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